Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

For Immediate Release

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-395-2215
ir@infosonics.com	jmills@icrinc.com or apooley@icrinc.com

INFOSONICS EXPANDS ITS DISTRIBUTION AGREEMENT

WITH SAMSUNG ARGENTINA TO INCLUDE PARAGUAY AND URUGUAY

SAN DIEGO, CA, January 6, 2006- InfoSonics Corporation (AMEX: IFO), one of the largest distributors of wireless handsets in the United States and Latin America, today announced that it has expanded its distribution agreement with Samsung Electronics Argentina S.A. (“SEASA”) to add Paraguay and Uruguay to the territory  it is allowed to service.  Pursuant to the agreement, which covers the period through January 2007,  InfoSonics will continue to distribute Samsung cellular phones and accessories in Argentina.

“This amendment from Samsung Argentina, which adds Paraguay and Uruguay, demonstrates our plan to continue to expand in Latin America,” stated Joseph Ram, President and Chief Executive Officer of InfoSonics.  “We continue to enhance our relationship with Samsung, as well as other manufacturers, in both the US and Latin American regions, and believe this relationship will assist us in achieving positive results for years to come.”

About InfoSonics Corporation

InfoSonics is one of the largest distributors of wireless handsets and accessories in the United States and Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.  Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers, our ability to maintain commercially feasible margins given significant competition, and other factors. In addition, references to past operating results should not be considered to be indicative of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31st 2004 and our Forms 10-Q for the quarter ended September, 30 2005 and prior periods.